Exhibit 4.1

EQUITY TRANSFER CONTRACT

WITH

WENSHENG LIU

CONCERNING

FUJIAN SHENNONGJIAGU DEVELOPMENT CO., LTD.

TABLE OF CONTENT

CHAPTER 01 Definition and Interpretation	1

Article 01 Definition	1

CHAPTER 02 Equity Transfer	2

Article 02 Transfer of Equity	2
Article 03 Equity Transfer Price and Trading Condition	2
Article 04 Tax Payable Under Equity Transfer	3

CHAPTER 03 Representations and Warranties of the Parties	4

Article 05 Representations and Warranties of the Parties	4

CHAPTER 04 Disclosure, Representation and Warranties of the Seller	4

Article 06 Disclosure, Representation and Warranties of the Seller	4
Article 07 General Representations and Warranties of the Seller	5
Article 08 Ownership	7
Article 09 Special Statements and Guarantees of the Seller	8

CHAPTER 05 Disclosure, Statements and Warranties of the Buyer	10

Article 10 Disclosures, Statements and Warranties of the Buyer	10

CHAPTER 06 Confidentiality	10

Article 11 Confidentiality	10

CHAPTER 07 Breach of Contract	11

Article 12 Liabilities for Violation of Statement or Warranties	11
Article 13 Lliabilities for Breach of Contract	12

CHAPTER 08 Force Majeure	12

Article 14 Froce Majeure	12

CHAPTER 09 Settlement of Disputes	13

Article 15 Arbitration	13
Article 16 Validity of Arbitral Award	13
Article 17 Continuation of Rights and Obligations	13

CHAPTER 10 Applicable Law	13

Article 18 Applicable Law	13

CHAPTER 11 Others	14

Article 19 Waiver	14
Article 20 Transfer	14
Article 21 Modification	14
Article 22 Separability	14
Article 23 Validity of the Contents and Annexes	14
Article 24 Notices	15
Article 25 Entire Agreement	16

i

Equity transfer contract

This equity transfer contract (hereinafter referred to as the “contract”) is signed by the following parties in Fuzhou, China on October 14, 2021.

Party A, Happiness Biotech Group Limited (Nasdaq: HAPP), and its subsidiary Fujian Happiness Biotech Co., Limited (hereinafter referred to as the “Buyer”), whose address is 11 Dongjiao East Road, Shuangxi Town, Shunchang County, Nanping city;

Party B: Wensheng Liu

ID No.: 610104196611257318

Party C, Fujian Shennongjiagu Development Co., Ltd., with registered office at Zone A1, Dongfang Mansion, NO. 96 East Gulou Street, Fuzhou City, China,

The above Party B is referred to as the “Seller”, and the Seller and the Buyer are collectively referred to as the “parties” and individually referred to as the “party” in the following.

Given:

(1)	Party B owns 100% of the equity of Fujian Shennongjiagu Development Co., Ltd. (hereinafter referred to as “Shennongjiagu”), and Party B can fully exercise all its rights as a shareholder;

(2)	Party B is willing to transfer to the Buyer a total of 70% of Shennongjiagu’s equity (hereinafter referred to as “equity transfer”) held by it in accordance with the conditions and terms stipulated in this contract;

(3)	The Buyer is willing to retain 70% of the equity of Shennongjiagu held by the Seller in accordance with the conditions and terms stipulated in this contract.

Therefore, based on the principle of equality and mutual benefit, the parties to this contract have negotiated amicably and agreed to reach the following agreements in accordance with the “Company Law of the People’s Republic of China”, “Interim Provisions on Domestic Investment of Foreign-Invested Enterprises” and other relevant Chinese laws and regulations.

CHAPTER 01 Definition and Interpretation

Article 01 Definition

Unless otherwise indicated or the context requires otherwise, references in this contract to:

“Shennongjiagu” refers to Fujian Shennongjiagu Development Co., Ltd., a limited liability company incorporated under the laws of China, with a registered capital of RMB 51.11 million, registration number 350102100131086, and registered address at Dongfang Building Area A1 on the 18th floor of No. 96 and 98 East Street, Gulou District, Fuzhou City.

“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this contract only, Hong Kong, Macau and Taiwan.

“Claim” refers to all claims, actions, judgment liability, damage compensation, fees and expenses (including attorney’s fees, litigation fees and expenses).

“Signing Date” refers to the date of signing of this contract.

“Hinder” refers to mortgage, transfer, lien, charge, pledge, retention of title, right to purchase, security interest, option, right of first refusal and other restrictions and conditions, including:

(a)	Any right or power granted or reserved in relation to or affecting the transfer of equity; or

(b)	The rights or powers arising from the transfer of equity in a trust transfer, lien, pledge, power of attorney or other form; or

(c)	Guarantee the repayment of a debt or any other pecuniary obligation or the performance of any other obligation in the form of a guarantee.

“Substantial adverse changes” refers to (1) Shennongjiagu is investigated (the investigation may subject Shennongjiagu to administrative penalties) or punished by the government; (2) Shennongjiagu is involved in any litigation, arbitration or any other judicial proceedings; (3) any changes that has or is reasonably believed to have a substantial adverse impact on Shennongjiagu’s finance, business, assets, liabilities, operating results or Shennongjiagu’s future prospects.

“RMB” refers to the legal currency of China.

“Third party” refers to any natural person, legal person, other organization or entity other than the parties to the contract.

“Working day” refers to the day when banks are open for business.

CHAPTER 02 Equity Transfer

Article 02 Transfer of Equity

According to the conditions agreed in this contract, the Seller agrees to transfer to the Buyer, and the Buyer agrees to retain from the Seller 70% of Shennongjiagu’s equity and all rights and obligations under the transfer of the equity, including but not limited to the general rights, all rights to accept dividends and accept or subscribe for bonus dividends paid by Shennongjiagu or the right to issue shares (if any), without any claims or hindrances. The Buyer has the right to acquire the remaining 30% equity of Shennongjiagu at the valuation of this transaction within the next three years.

Article 03 Equity Transfer Price and Trading Condition

After negotiation between the Seller and the Buyer, it is finally confirmed that the Shennongjiagu transaction is valued at 103 million RMB, 70% of the equity is valued at RMB 72.1 million. The Buyer should pay RMB48 million in cash and the remaining part would be paid with the restricted shares of Party A’s NASDAQ-listed company HAPP (hereinafter referred to as the “HAPP stock consideration”). The shares will be issued to the Seller and/or its designated person, that is, the “Recipient” (a single party is referred to as “each Recipient”). The stock price is calculated at US$0.90 per share. A total of 4.2 million shares will be issued and the specific number of shares issued to each Recipient shall be designated by the Seller.

The Buyer will pay the HAPP stock consideration to the Seller within ten working days after the signing of the equity transfer contract. Both parties agreed to the following goals of Shennongjiagu’s net income and net profit as follows:

1: Shennongjiagu’s annual financial report for the 2022 fiscal year is audited and in compliance with US GAAP, with a net sales income of no less than 100 million RMB (“Expected Net Sales Revenue for the 2022 Fiscal Year”), and a net profit of no less than 10 million RMB (“Expected Net Profit for the 2022 Fiscal Year”).

2: Shennongjiagu’s annual financial report for the 2023 fiscal year is audited and in compliance with US GAAP, with a net sales income of no less than 150 million RMB (“Expected Net Sales Income for the 2023 fiscal year”), and a net profit of no less than 15 million RMB (“Expected Net Profit for the 2023 Fiscal Year”).

3: Shennongjiagu’s annual financial report for the 2024 fiscal year is audited and in compliance with US GAAP, with a net sales income of no less than 200 million RMB (“Expected Net Sales Income for the 2024 fiscal year”), and a net profit of no less than 20 million RMB (“Expected Net Profit for the 2024 Fiscal Year”).

The parties further agree that if the total net profit of Shennongjiagu in the next three fiscal years is less than 45 million RMB, the Buyer has the right to request the Seller to repurchase all the 70% equity interests of Shennongjiagu that was acquired by the Buyer for an aggregate price of 72.1 million RMB in cash.

Article 04 Tax Payable Under Equity Transfer

Any taxes and fees arising from the performance of the terms of this contract shall be borne by the relevant taxpayers and payers in accordance with the relevant laws and regulations of China.

CHAPTER 03 Representations and Warranties of the Parties

Article 05 Representations and Warranties of the Parties

5.1	The Seller and the Buyer hereby confirm that this contract shall become a legally binding document on all parties from the date of signing.

5.2	When signing this contract, the Seller and the Buyer declare that the documents provided to the other party or its advisory consultant (including but not limited to lawyers, appraisers, financial consultants, etc.) before the signing date of this contract are still valid In case of any inconsistency with this contract, this contract shall prevail.

5.3	The Seller and the Buyer agree that any contracts or documents related to equity transfer signed before this contract will automatically become invalid after this contract takes effect.

5.4	All parties to this contract will make joint efforts and cooperate with each other to complete all procedures related to this equity transfer, including but not limited to registration, filing, etc. The expenses incurred shall be borne by Shennongjiagu.

CHAPTER 04 Disclosure, Representation and Warranties of the Seller

Article 06 Disclosure, Representation and Warranties of the Seller

The Seller hereby represents and warrants to the Buyer:

6.1	All materials and facts related to Shennongjiagu held or known by the Seller that have a substantial and adverse impact on the Seller’s ability to fully perform its obligations under this contract, or if disclosed to the Buyer, would make a material impact on the Buyer’s willingness to sign and perform its obligations under the contract, have been disclosed to the Buyer. Moreover, the information provided by the Seller to the Buyer does not contain any falseor misleading statement.

6.2	There is no lawsuit, arbitration or other legal or administrative procedures or government investigation brought against the Seller, which is ongoing and will seriously affect its signing of this contract or performance of its obligations under this contract.

6.3	With regard to the documents and information provided by the Seller to the Buyer and or its advisory consultant (including but not limited to lawyers, appraisers, financial consultants, etc.) before the signing date, the Seller hereby jointly undertakes:

6.3.1 Copies of all originals are true and complete and such originals are true and complete；

6.3.2 All originals provided to the Seller and/or its advisory consultant are true and complete；

6.3.3 The signatures (seals) on all originals or copies provided to the Seller and or its advisory consultant are true; and

6.3.4 The Seller has drawn the attention of the Buyer and/or its advisory consultant to all major matters concerning the transaction under this contract.

Article 07 General Representations and Warranties of the Seller

7.1	Party B has the full authority to sign this contract and perform all its obligations under this contract. Party B’s signing of this contract and performance of its obligations under this contract will not conflict with any laws, regulations, provisions, authorization or approval of any government agency or department, or any contract or agreement which Party B is a party to or is bound by, nor will lead to violation of the above provisions, or constitute non performance or failure to perform the above provisions.

7.2	Each Recipient hereby makes the following representations, warranties and commitments:

(a) Rights. The Recipient has the full authority to sign and perform the transaction and any terms of this agreement. This agreement has been duly signed and delivered to the Recipient. The terms of this agreement are legally binding on the Recipient, except in the following circumstances: 1) Subject to bankruptcy, liquidation, reorganization, freezing and other laws that generally affect the implementation of creditors’ rights; 2) Subject to the law of equity limitations on remedies.

(b) Experience. The Recipient has certain experience and knowledge in the economic and commercial fields, and can evaluate the value and risk of the investment. The Recipient promises that they will take economic risks for their investment behavior. The Recipient believes that they have obtained all the information they deem necessary to decide whether to buy the stock. The Recipient further stated that the Recipient had the opportunity to ask HAPP about the terms of the HAPP stock issuance and HAPP’s business, assets, and financial conditions, and received a reply to the above questions from HAPP.

(c) Purchase entirely for one’s own benefit. The Recipient acknowledged that the company relies on the Recipient’s representations to the company to reach an agreement with the Recipient. By signing this agreement, the Recipient hereby confirms that the Recipient purchased the shares solely for the benefit of their own investment, not as the nominee holder or agent of others. There is no purpose of resale or distribution of any part of the shares, and there is also no intention to sell or distribute or share any part of the shares with others at present. By signing this agreement, the Recipient further states that the Recipient has not entered into any contract with any individual for the purchase, sale, transfer and sharing of any shares.

(d) Accredited investors. The Recipient is an “accredited investor” as defined in Rule 501 (a) of Regulation D of the Securities Act of 1933.

(e) Restricted securities. The Recipient understands that the securities it purchases are “restricted securities” as defined by the U.S Securities Act because the securities are not obtained through HAPP public offering. The Recipient understands that under this act and corresponding regulations, if the restricted securities are unregistered, it can only be resold under certain conditions. According to the U.S. Securities Act, the shares must be held indefinitely before they are effectively registered or exempted from registration requirements. In this regard, the Recipient undertakes that it is familiar with Rule 144 of the U.S. Securities Act and understands its restrictions on resale.

(f) Legend. The restrictive legend on the stock certificate can be removed only when: a) Sold in accordance with the provisions of the Rule 144 of the U.S. Securities Act (or its subsequent relevant provisions) or through effective registration; or b) the lawyer issues an opinion and reasonably believes that the restrictive legend on the stock certificate can be removed.

“These securities were not registered in accordance with the Securities Act of 1933 Amendment. They cannot be sold, publicly sold, pledged, mortgaged, or transferred in any other way, except in the following conditions: a) Exemption from registration under Rule 144 (if applicable); b) In accordance with all applicable securities acts and regulations in the United States”.

The Recipient also understands that such stock certificates may be subject to any state securities regulations or other government departments’ restrictions on the issuance of securities.

Article 08 Ownership

8.1	The Seller is the legal owner of the transferred equity and has all the authorization and rights to transfer the equity to the Buyer.

8.2	The Seller promises and guarantees that as of the payment date, there is no claim or hindrance in any form (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or other forms of third-party interests) under the transferred equity.

8.3	There is no lawsuit, arbitration or other legal or administrative procedure or government investigation against the Seller, that is ongoing and will seriously affect the signing or performance of the obligations of this contract.

Article 09 Special Statements and Guarantees of the Seller and Shennongjiagu

The Seller and Shennongjiagu hereby separately and jointly claims and guarantees to the Buyer that:

9.1	Shennongjiagu is duly organized and in good standing under the Chinese laws and regulations. The registered capital of Shennongjiagu has been fully paid, and there is no false contribution or withdrawal of contribution.

9.2	Shennongjiagu legally and effectively owns all the land, plant, machinery and equipment and other assets it occupies. For any land and real estate with defective rights, Shennongjiagu promise to take all measures to ensure that Shennongjiagu can legally own the use right of all land and the ownership of all real estate. Shennongjiagu’s commitment is not limited by time and will continue to be effective after the delivery of this contract. If Shennongjiagu or the Buyer suffers any loss or is punished by any government department due to any of the above problems after the equity transfer, the Seller shall bear joint and several liabilities and shall compensate the Buyer in full.

9.3	Shennongjiagu has never been and is not subject to any other investigation, litigation, dispute, claim or other procedures (whether existing, pending or threatened), nor has it been punished. The Seller and Shennongjiagu also foresee that any administrative agency in China will not impose any punishment on Shennongjiagu due to the problems existing in Shennongjiagu before the equity transfer, except that Shennongjiagu has disclosed to the Buyer before the delivery. Before signing this contract, the Seller and Shennongjiagu has fully disclosed all the information of Shennongjiagu to the Buyer.

9.4	Shennongjiagu has obtained all necessary approvals, permits, consents, has completed the necessary registration and filing for production and operation, and has conducted business operations and entered into legally binding contracts and documents in accordance with the business scope of its business license. If the Buyer and/or Shennongjiagu suffer any punishment, damage, loss, etc. due to the lack of any business approval, license, consent and registration before the equity transfer, the Seller shall bear joint and several liabilities and shall then compensate the Buyer in full.

9.5	The production, operation and business of Shennongjiagu fully comply with all relevant laws and regulations of China. If Shennongjiagu suffers any damage or loss due to any administrative punishment for any matter before the signing of this contract, the Seller shall fully compensate the Buyer and Shennongjiagu for all damage and loss so that the Buyer and Shennongjiagu will not suffer any damage.

9.6	All liabilities of Shennongjiagu have been disclosed as of the signing date of this contract. The Seller shall be jointly and severally liable to the Buyer and Shennongjiagu for undisclosed liabilities and unpaid interest due and payable, so that the Buyer will not be damaged.

9.7	From the signing date of this contract to the payment date, all financial expenses of Shennongjiagu can only be carried out with the joint signature and consent of the financial personnel dispatched by the Buyer and the financial personnel of the Seller and Shennongjiagu.

9.8	Shennongjiagu has not provided guarantee (including but not limited to mortgages, pledges, guarantees, etc.) for any other company, enterprise, economic entity or any natural person. If Shennongjiagu suffers any damage or loss due to such undisclosed guarantee, the Seller shall bear joint and several liabilities and shall compensate the Buyer in full.

9.9	Before signing this contract, the Seller and Shennongjiagu have fully disclosed all information of all debts undertaken by Shennongjiagu. As of the closing date, such information is still complete, reliable, accurate and true.

9.10	The production process and technology adopted by Shennongjiagu as of the delivery date and the intellectual property rights owned by Shennongjiagu, including but not limited to trademarks and proprietary technologies, fully comply with relevant Chinese laws, regulations, standards and specifications, and that there is no illegal act of infringing other people’s patents, proprietary technologies and other intellectual property rights. If Shennongjiagu suffers any punishment, damage or loss due to such illegal acts, the Seller shall be jointly and severally liable and shall compensate the Buyer in full.

9.11	If the Seller and Shennongjiagu violate any of the above statements and guarantees, or if the Seller fails to complete all preconditions specified in Annex I of this contract, the Buyer has the right to require the Seller to bear joint and several liabilities and compensate the Buyer for direct and indirect losses, so as to protect the Buyer from any losses.

CHAPTER 05 Disclosure, Statements and Warranties of the Buyer

Article 10 Disclosures, Statements and Warranties of the Buyer

The Buyer hereby claims and guarantees to the Seller that:

10.1	The Fujian Happiness Biotech Co., Limited is an enterprise duly organized and in good standing under the laws of China.

10.2	The signing of this contract and the performance of its obligations under this contract by the transferee will not conflict with the articles of association or internal rules of the transferee, any laws, regulations, provisions, authorization or approval of any government agency, provisions of any contract or agreement to which the transferee is a party or is bound.

10.3	The Buyer has no ongoing litigation, arbitration, other legal or administrative procedures or government investigations that seriously affect its ability to sign the contract or perform its obligations under the contract.

CHAPTER 06 Confidentiality

Article 11 Confidentiality

11.1	For the confidential and proprietary information that one party has disclosed or may disclose to the other party about their respective business or financial status and other confidential matters, unless otherwise specified in other confidentiality agreements, all parties in the contract who accept all the above confidential information agree that:

11.1.1	Confidential information shall be kept confidential;

11.1.2	Except for the employees of one party under the contract who need to know the above confidential information to perform their duties, neither party shall disclose the information to any third party or entity.

11.2	The provisions of article 11.1 above shall not apply to the following confidential information where:

11.2.1	Before the disclosing party discloses to the receiving party, the receiving party has been able to obtain the information from the written records and the written records can prove that it is known to the receiving party;

11.2.2	Materials are not publicly known due to the recipient’s breach of the contract;

11.2.3	Information obtained by the receiving party from a third party does not undertake any confidentiality obligation for confidential information.

CHAPTER 07 Breach of Contract

Article 12 Liabilities for Violation of Statement or Warranties

12.1	If any error or omission is found in the statement or guarantee of either party to the contract, which has or may have a significant or material impact on the signing of the contract by either party, or any statement or guarantee is found to be misleading or untrue in any way, the other party has the right to claim from the defaulting party for the error or omission and to make full compensation for any loss, damage, cost or expense (including attorney’s fees and litigation and arbitration fees) caused by misleading, untrue statements or warranties.

12.2	The interpretation of each statement and warranty listed in the contract shall be independent.

12.3	For the avoidance of doubt, the Seller hereby unconditionally and irrevocably agrees and confirms that it will be liable for any breach of its representations or warranties.

Article 13 Liabilities for Breach of Contract

13.1	In case of any breach of contract by one party, the breaching party shall bear the liability for breach of contract to the other party in accordance with the provisions of the contract and Chinese laws and regulations. If both parties breach the contract, one party shall bear the loss or damage or any other liability caused by their breach to the other party.

CHAPTER 08 Force Majeure

Article 14 Force Majeure

14.1	“Force majeure” refers to special events such as earthquake, typhoon, flood, fire, war and political unrest, and other events considered as “force majeure” in relevant Chinese laws and regulations.

14.2	If a force majeure event occurs, the obligations of the party affected by the event will be suspended during the event and related terms will be automatically extended. The extended period is the same as the suspension period, and the party will not bear the liability for breach of contract listed in the contract.

14.3	The party claiming force majeure shall immediately notify the other parties in writing and provide sufficient evidence of the occurrence and existence of the force majeure issued by the notary office within seven (7) days thereafter. The party claiming force majeure shall use its best efforts to eliminate the adverse effects of force majeure

CHAPTER 09 Settlement of Disputes

Article 15 Arbitration

15.1	Any disputes arising from this contract between the parties shall first be settled through friendly negotiation. If a dispute cannot be settled in this way within sixty (60) days after the commencement of friendly negotiation, either party may submit the dispute to China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its arbitration rules in force at that time.

Article 16 Validity of Arbitral Award

The arbitration award is final and shall be binding on all parties under this contract. The parties agree to be bound by and act in accordance with the award.

Article 17 Continuation of Rights and Obligations

During the arbitration after the dispute occurs, each party shall continue to exercise its other rights and perform its other obligations under the contract except for the matters in dispute.

CHAPTER 10 Applicable Law

Article 18 Applicable Law

The formation, validity, interpretation and execution of this contract shall be governed and bound by the laws of the People’s Republic of China. All disputes arising under this contract shall be decided in accordance with the Chinese law. If there is no provision in Chinese law on any issue related to this contract, reference shall be made to the general international business practices.

CHAPTER 11 Others

Article 19 Waiver

The failure or delay of either party to exercise a right under the contract shall not be regarded as a waiver of such right; Any single or partial exercise of a right does not exclude the re-exercise of the right in the future.

Article 20 Transfer

Unless otherwise specified in the contract, without the prior written consent of the other parties, either party shall not transfer any of its rights and obligations under the contract in whole or in part.

Article 21 Modification

21.1 This contract is signed for the benefit of all parties to this contract and their respective legal successors and assigns, on whom this contract is legally binding.

21.2 This contract shall not be orally modified. The modification of this contract shall take effect only after the parties under this contract sign a written document with their consent.

Article 22 Separability

The invalidity of any provision of this contract shall not affect the validity of any other provision of this contract.

Article 23 Validity of the Contents and Annexes

23.1 This contract shall come into force on the day when both parties sign. The signed original Chinese contract shall be made in six (6) copies. Each party shall hold one (1) original and send one (1) original copy to the competent administrative department for Industry and commerce. The remaining shall be held by Shennongjiagu and the transferee.

23.2 The annexes to this contract are an integral part of the contract and have the same effect as the contract.

Article 24 Notices

24.1 Unless otherwise specified in the contract, any notice or written communication sent by one party to the other party under the contract shall be written in Chinese, sent in the form of letter, express service or fax. Notices or communications delivered by courier service shall be confirmed 7 working days after delivery to the courier service company. The effective date of the notice or written communication issued in accordance with the provisions of the contract shall be the date of receipt. If it is sent by fax, the 3rd working day after sending shall be regarded as the receiving date, but it shall be proved by the fax confirmation report.

24.2 All notices and communications shall be sent to the following addresses until one address is updated by sending a written notice to the other party by the changing party:

Party A’s mailing address:

Telephone:

Fax number:

Recipient:

Party B’s mailing address:

Telephone:

Fax number:

Recipient:

Party C’s mailing address:

Telephone:

Fax number:

Recipient:

Article 25 Entire Agreement

This contract contributes to the entire agreement on the transactions agreed in this contract between the parties and shall replace all previous discussions, negotiations and agreements between the parties on the transactions under this contract.

（No Content Below）

In witness whereof, the duly authorized representative of Party A and Party B sign this contract on the date stated at the beginning of the document.

/s/ Xuezhu Wang
Happiness Biotech Group Limited
By:	Xuezhu Wang
Title:	Chief Executive Officer

/s/ Xuezhu Wang
Fujian Happiness Biotech Co., Limited
By:	Xuezhu Wang
Title:	Chief Executive Officer

/s/ Wenshen Liu
Wensheng Liu

/s/ Wenshen Liu
Fujian Shennong Jiagu Development Co., Ltd.
By:	Wensheng Liu
Title:	Chairman and Chief Executive Officer